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                                                                   EXHIBIT 23.03


The Board of Directors
Dravo Basic Materials Company, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-4 of Martin Marietta Materials, Inc. of our reports dated February 16, 1994, except as to note 11 which is as of January 5, 1995, with respect to the consolidated balance sheets of Dravo Basic Materials Company, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, shareholder's equity and cash flows for the years then ended, and February 10, 1995, with respect to the consolidated balance sheet of Dravo Basic Materials Company, Inc. and subsidiaries as of December 29, 1994, and the related consolidated statements of operations, shareholder's equity, and cash flows for the period from January 1, 1994 to December 29, 1994, which reports appear in Forms 8-K and 8-K/A of Martin Marietta Materials, Inc. dated January 3, 1995. Our reports refer to changes in the methods of accounting for postretirement benefits other than pensions and income taxes prescribed by Statements of Financial Accounting Standards Nos. 106 and 109, respectively, in 1993 and in the method of accounting for post-employment benefits prescribed by Statement of Financial Accounting Standards No. 112 in 1994.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                             KPMG PEAT MARWICK LLP

New Orleans, Louisiana
September 9, 1996